EXHIBIT 99.1

Marlin Business Services Corp. Reports Fourth Quarter and Year-End 2014 Earnings and a Cash Dividend of $0.125 Per Share

Fourth Quarter and Full Year Highlights:

  EPS of $1.49 per share up 19% year over year
  Dividend of $0.47 per share for the full year
  Return on average assets of 2.64%, and return on average equity of 11.47% for the full year
  Strong capital position, equity to assets ratio of 22.94%
  Efficiency ratio for the full year improved to 50.4%
  Total average finance receivables of $603 million up 12% year over year
  211,391 shares repurchased for the full year under the Company's stock repurchase program

MOUNT LAUREL, N.J., Feb. 4, 2015 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (Nasdaq:MRLN) today reported fourth quarter 2014 net income of $4.9 million, or $0.38 per diluted share, compared to $3.4 million, or $0.26 per diluted share, for fourth quarter 2013.

For the year ended December 31, 2014, net income is $19.4 million, or $1.49 per diluted share, compared to $16.2 million and $1.25 per diluted share for the year ended December 31, 2013.

"We had a solid year of performance," said Daniel P. Dyer, Co-founder and Chief Executive Officer. "Core earnings grew 19% and we delivered strong asset quality results. In 2015, our focus is to continue to grow our highly profitable lease business along with focusing on new value creating opportunities aimed to serve small businesses," said Dyer.

Fourth quarter 2014 lease production is $89.5 million based on initial equipment cost, compared to $82.5 million in the third quarter of 2014 and $90.9 million in fourth quarter of 2013. Full year lease origination volume is $334.8 million.

Net interest and fee margin as a percentage of average finance receivables is 12.48% for the fourth quarter ended December 31, 2014, down 23 basis points from the third quarter of 2014 and down 88 basis points from a year ago. The decrease in margin percentage is a result of the competitively low interest rate environment and a slight increase in cost of funds. The Company's cost of funds increased slightly to 86 basis points, compared to 82 basis points for the third quarter of 2014 and 76 basis points for the fourth quarter of 2013.

On a dollar basis, net interest and fee margin increased 6% to $76.7 million for the year ended December 31, 2014 versus $72.5 million for the year ended December 31, 2013.

The allowance for credit losses as a percentage of total finance receivables is 1.36% at December 31, 2014, and represents 237% of total 60+ day delinquencies.

Finance receivables over 30 days delinquent are 0.85% of the Company's lease portfolio as of December 31, 2014.  Finance receivables over 60 days delinquent are 0.51% of the Company's lease portfolio as of December 31, 2014, up slightly 4 basis points from 0.47% at September 30, 2014.  Fourth quarter net charge-offs are 1.56% of average total finance receivables versus 1.36% for the third quarter ended September 30, 2014 and 1.30% a year ago.

The Company's efficiency ratio for the fourth quarter is 48.9% compared to an efficiency ratio of 48.1% for the quarter ended September 30, 2014 and 56.9% for the quarter ended December 31, 2013. For the full year the efficiency ratio is 50.4% versus 53.6% at December 31, 2013.

In conjunction with this release, static pool loss statistics and a vintage delinquency analysis have been updated as supplemental information on the Investor Relations section of the Company's website at www.marlincorp.com.

In 2014, the Company purchased 211,391 shares of common stock under its stock repurchase program.

The Board of Directors of Marlin Business Services Corp. today declared a $0.125 per share quarterly dividend. The dividend is payable February 26, 2015, to shareholders of record on February 16, 2015. Based on the closing stock price on February 3, 2015, the annualized dividend yield on the Company's common stock is 3.05%.

Conference Call and Webcast

We will host a conference call on Thursday, February 5, 2015 at 9:00 a.m. ET to discuss the Company's fourth quarter 2014 results. If you wish to participate, please call 877-312-5414 approximately 10 minutes in advance of the call time. The conference ID will be: "Marlin." The call will also be webcast on the Investor Relations page of the Company's website, www.marlincorp.com. An audio replay will also be available on the Investor Relations section of Marlin's website for approximately 45 days.

About Marlin Business Services Corp.

Marlin Business Services Corp. is a nationwide provider of innovative equipment financing solutions for small and mid-size businesses. Since its inception in 1997, Marlin has financed a wide array of commercial equipment and software for a quarter of a million business customers. Marlin's mission is to offer convenient and cost-effective financing products while providing the highest level of customer service. Marlin is publicly traded (Nasdaq:MRLN) and owns and operates a federally regulated commercial bank, Marlin Business Bank. For more information, visit www.marlincorp.com or call toll free at (888) 479-9111.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "may," "intend" and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned "Risk Factors" and "Business" in the Company's Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
	2014	2013
	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$ 2,437	$ 3,534
Interest-earning deposits with banks	108,219	82,119
Total cash and cash equivalents	110,656	85,653
Restricted interest-earning deposits with banks	711	1,273
Securities available for sale (amortized cost of $5.8 million and $5.8 million at December 31, 2014 and December 31, 2013, respectively)	5,722	5,387
Net investment in leases and loans	629,507	597,075
Property and equipment, net	2,846	2,265
Property tax receivables	690	377
Other assets	8,317	10,177
Total assets	$758,449	$702,207

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$550,119	$503,038
Other liabilities:
Sales and property taxes payable	2,739	4,035
Accounts payable and accrued expenses	14,406	14,220
Net deferred income tax liability	17,221	17,876
Total liabilities	584,485	539,169

Stockholders' equity:
Common Stock, $0.01 par value; 75,000,000 shares authorized; 12,838,449 and 12,994,758 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	128	130
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Additional paid-in capital	89,130	91,730
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	(17)	(257)
Retained earnings	84,725	71,437
Total stockholders' equity	173,964	168,038
Total liabilities and stockholders' equity	$758,449	$702,207

MARLIN BUSINESS SERVICES CORP.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Dollars in thousands, except per-share data)

Interest income	$ 16,582	$ 16,610	$ 66,764	$ 63,685
Fee income	3,904	3,657	14,920	13,390
Interest and fee income	20,486	20,267	81,684	77,075
Interest expense	1,318	1,087	4,965	4,545
Net interest and fee income	19,168	19,180	76,719	72,530
Provision for credit losses	2,554	3,257	9,116	9,617
Net interest and fee income after provision for credit losses	16,614	15,923	67,603	62,913

Other income:
Insurance income	1,467	1,352	5,463	4,924
Loss on derivatives	—	—	—	(2)
Other income	438	476	1,614	1,676
Other income	1,905	1,828	7,077	6,598
Other expense:
Salaries and benefits	6,666	8,137	26,628	27,680
General and administrative	3,630	3,807	15,606	14,725
Financing related costs	294	297	1,174	1,106
Other expense	10,590	12,241	43,408	43,511
Income before income taxes	7,929	5,510	31,272	26,000
Income tax expense	3,062	2,084	11,922	9,769
Net income	$ 4,867	$ 3,426	$ 19,350	$ 16,231

Basic earnings per share	$ 0.38	$ 0.26	$ 1.50	$ 1.26
Diluted earnings per share	$ 0.38	$ 0.26	$ 1.49	$ 1.25

Cash dividends declared per share	$ 0.125	$ 0.11	$ 0.47	$ 2.42

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	12/31/2013	3/31/2014	6/30/2014	9/30/2014	12/31/2014

Net Income:
Net Income	$3,426	$4,643	$4,936	$4,904	$4,867

Annualized Performance Measures:
Return on Average Assets	1.98%	2.58%	2.69%	2.67%	2.64%
Return on Average Stockholders' Equity	8.46%	11.31%	11.88%	11.50%	11.21%

EPS Data:
Net Income Allocated to Common Stock	$3,294	$4,485	$4,821	$4,762	$4,731
Number of Shares - Basic	12,493,370	12,546,680	12,582,313	12,487,968	12,466,264
Basic Earnings per Share	$0.26	$0.36	$0.38	$0.38	$0.38

Number of Shares - Diluted	12,560,018	12,612,997	12,635,520	12,539,717	12,515,904
Diluted Earnings per Share	$0.26	$0.36	$0.38	$0.38	$0.38

Cash Dividends Declared per share	$0.11	$0.11	$0.11	$0.125	$0.125

New Asset Production:
# of Sales Reps	124	117	117	116	115
# of Leases	6,265	5,385	6,423	6,130	6,290
Leased Equipment Volume	$90,923	$73,995	$88,928	$82,459	$89,453

Approval Percentage	67%	65%	67%	65%	66%

Average Monthly Sources	1,166	1,001	1,197	1,125	1,147

Implicit Yield on New Leases	11.65%	11.27%	11.35%	11.06%	10.89%

Net Interest and Fee Margin:
Interest Income Yield	11.57%	11.35%	11.17%	10.98%	10.80%
Fee Income Yield	2.55%	2.50%	2.30%	2.55%	2.54%
Interest and Fee Income Yield	14.12%	13.85%	13.47%	13.53%	13.34%
Cost of Funds	0.76%	0.80%	0.81%	0.82%	0.86%
Net Interest and Fee Margin	13.36%	13.05%	12.66%	12.71%	12.48%

Average Total Finance Receivables	$574,132	$589,922	$599,413	$608,290	$614,068
Average Net Investment in Leases	$573,334	$588,729	$598,143	$607,055	$612,910

End of Period Net Investment in Leases	$596,121	$599,307	$613,856	$617,518	$628,384

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	1.08%	0.85%	0.79%	0.81%	0.85%
30+ Days Past Due Delinquencies	$7,411	$5,815	$5,491	$5,668	$5,997

60+ Days Past Due Delinquencies	0.47%	0.50%	0.51%	0.47%	0.51%
60+ Days Past Due Delinquencies	$3,204	$3,404	$3,544	$3,290	$3,602

Net Charge-offs - Total Finance Receivables	$1,865	$2,040	$2,558	$2,060	$2,388
% on Average Total Finance Receivables Annualized	1.30%	1.38%	1.71%	1.36%	1.56%

Allowance for Credit Losses	$8,467	$8,159	$7,725	$8,371	$8,537
% of 60+ Delinquencies	264.26%	239.69%	217.97%	254.44%	237.01%

90+ Day Delinquencies (Non-earning total finance receivables)	$1,665	$1,686	$1,903	$1,903	$1,742

Expense Ratios:
Salaries and Benefits Expense	$8,137	$7,186	$6,463	$6,313	$6,666
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	5.67%	4.87%	4.31%	4.15%	4.34%

Total personnel end of quarter	285	283	279	279	285

General and Administrative Expense	$3,807	$4,189	$3,969	$3,818	$3,630
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.65%	2.84%	2.65%	2.51%	2.36%

Efficiency Ratio	56.85%	54.32%	50.38%	48.07%	48.86%

Balance Sheet:

Assets
Investment in Leases and Loans	$595,253	$598,590	$612,722	$616,916	$627,922
Initial Direct Costs and Fees	10,289	10,085	10,135	10,146	10,122
Reserve for Credit Losses	(8,467)	(8,159)	(7,725)	(8,371)	(8,537)
Net Investment in Leases and Loans	$597,075	$600,516	$615,132	$618,691	$629,507
Cash and Cash Equivalents	85,653	118,595	98,612	104,211	110,656
Restricted Cash	1,273	1,190	963	945	711
Other Assets	18,206	20,735	21,538	16,338	17,575
Total Assets	$702,207	$741,036	$736,245	$740,185	$758,449

Liabilities
Deposits	503,038	538,209	531,930	534,556	550,119
Total Debt	$0	$0	$0	$0	$0
Other Liabilities	36,131	36,676	36,013	35,583	34,366
Total Liabilities	$539,169	$574,885	$567,943	$570,139	$584,485

Stockholders' Equity
Common Stock	$130	$129	$129	$128	$128
Paid-in Capital, net	91,728	91,567	90,115	88,543	89,128
Other Comprehensive Income (Loss)	(257)	(191)	(106)	(84)	(17)
Retained Earnings	71,437	74,646	78,164	81,459	84,725
Total Stockholders' Equity	$163,038	$166,151	$168,302	$170,046	$173,964

Total Liabilities and Stockholders' Equity	$702,207	$741,036	$736,245	$740,185	$758,449

Capital and Leverage:
Equity	$163,038	$166,151	$168,302	$170,046	$173,964
Debt to Equity	3.09	3.24	3.16	3.14	3.16
Equity to Assets	23.22%	22.42%	22.86%	22.97%	22.94%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	23.46%	22.94%	22.81%	23.06%	23.43%
Tier 1 Risk-based Capital	25.90%	26.07%	25.83%	26.11%	26.14%
Total Risk-based Capital	27.15%	27.32%	27.01%	27.36%	27.39%

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.
CONTACT: Lynne Wilson
         888 479 9111 Ext. 4108
         lwilson@marlinleasing.com